UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a -101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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MEDQUIST INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MEDQUIST INC.
1000 Bishops Gate Blvd, Suite 300
Mount Laurel, NJ 08054-4632
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON                      __, 2007
                    , 2007
Dear Shareholders:
An Annual Meeting of Shareholders of MedQuist Inc. (the “Company”) will be held at ___,                      on                     , 2007 at                     . At the meeting, you will be asked to vote on the election of seven directors to the board of directors of the Company to serve for a one-year term or until the election and qualification of their successors.
The board of directors has fixed                     , 2007 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on                     , 2007 are entitled to notice of, and to vote at, the meeting.
Whether or not you intend to be present at the meeting, please sign and date the enclosed white proxy card and return it in the enclosed envelope.
The foregoing items of business are more fully described in the accompanying proxy statement.
By order of the board of directors

Howard S. Hoffmann
President and Chief Executive Officer

Proxy Statement
This Proxy Statement and the accompanying white proxy card are being mailed, beginning on or about ____ _____, 2007, to owners of shares of common stock of MedQuist Inc. (which may be referred to herein as we, us or the Company) in connection with the solicitation of proxies by our board of directors for our Annual Meeting of shareholders (referred to herein as the Annual Meeting). This proxy procedure is necessary to permit all shareholders, many of whom are unable to attend the Annual Meeting, to vote. Our board of directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.
Contents

About the Meeting: Questions and Answers

Election of Directors

Governance of the Company

Report of the Audit Committee

Relationship with Independent Registered Public Accounting Firm

Stock Ownership of our Directors, Executive Officers, and 5% Beneficial Owners

Section 16(a) Beneficial Ownership Reporting Compliance

Compensation Discussion and Analysis

Report of the Compensation Committee

Compensation of our Named Executive Officers

Certain Relationships and Related Transactions

Requirements for Advance Notification of Nominees and Shareholder Proposals

Householding of Annual Meeting Materials

About the Meeting: Questions and Answers
What am I voting on?
The election of seven directors for a one-year term or until the election and qualification of their successors.
Who is entitled to vote at the Annual Meeting, and how many votes do they have?
Common shareholders of record at the close of business on                     , 2007 may vote at the Annual Meeting. Each share has one vote. There were                      shares of common stock outstanding on                     , 2007. If you are a shareholder of record and either (i) have been a shareholder of record of our common stock continuously for the six months prior to the date this Proxy Statement was first mailed to shareholders (as stated on Page 1 of this Proxy Statement), or (ii) hold at least 5% of our outstanding common stock, you may inspect a list of shareholders eligible to vote. If you would like to inspect the list, please call Mark R. Sullivan, our Corporate Secretary, at (856) 206-4000 to arrange a visit to our offices.
How do I vote?
How you vote will depend on how you hold your shares of our common stock.
Shareholders of Record
If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered a shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a shareholder of record, you have the right to vote in person at the Annual Meeting or by proxy. If you wish to vote by proxy, mark, sign and date the enclosed white proxy card and return it in the postage-paid envelope we have provided, or return it to                     .
When voting by proxy, you will be designating Howard S. Hoffmann, our President and Chief Executive Officer, Kathleen E. Donovan, our Senior Vice President and Chief Financial Officer and Mark R. Sullivan, our General Counsel, Chief Compliance Officer and Secretary, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. Submitting a proxy card will not affect your right to attend the Annual Meeting and vote in person.

Beneficial Owners
Many of our shareholders hold their shares in “street name” through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your stockbroker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your stockbroker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your stockbroker, bank or other nominee has enclosed a voting instruction form for you to use in directing your stockbroker, bank or other nominee in how to vote your shares.
Stockbrokers, banks or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Although stockbrokers, banks or other nominees typically have this discretionary authority with respect to routine matters such as the election of directors, because of the Costa Brava Solicitation (as defined below), the election of directors at the Annual Meeting is contested and the rules of the New York Stock Exchange do not allow them such discretionary authority for routine matters (including the election of directors) that are contested. As a result, unless a beneficial owner of our common stock have provided his, her or its stockbroker, bank or other nominee instructions with respect to the election of directors, his, her or its shares will be included in determining whether a quorum is present but will have no effect for the election of directors, for which a plurality of the votes cast in person or represented by proxy at the Annual Meeting is required to elect the directors (commonly referred to as “broker non-votes”).
What is a proxy?
A proxy is a person you appoint to vote on your behalf. By using the method discussed above, you will be appointing Howard S. Hoffmann, our President and Chief Executive Officer, Kathleen E. Donovan, our Senior Vice President and Chief Financial Officer and Mark R. Sullivan, our General Counsel, Chief Compliance Officer and Secretary as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please mark, sign and date the enclosed white proxy card so that your shares of common stock may be voted.
How will my proxy vote my shares?
Your proxy will vote according to your instructions. If you complete and return the enclosed white proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of directors. We do not intend to bring any other matter for a vote at the Annual Meeting. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.
A SHAREHOLDER, COSTA BRAVA PARTNERSHIP III L.P. (COSTA BRAVA), ROARK, REARDEN & HAMOT, LLC (RRH), THE GENERAL PARTNER OF COSTA BRAVA, SETH W. HAMOT, THE PRESIDENT OF RRH, OR ONE OF THEIR AFFILIATES MAY SEND YOU SOLICITATION MATERIAL CONTESTING THE ELECTION OF DIRECTORS AND SOLICITING YOUR VOTE TO ELECT MR. HAMOT, ANDREW R. SIEGEL, DOUGLAS M. GLEASON, DOUGLAS E. LINTON AND ALOK MOHAN (COSTA BRAVA NOMINEES) TO OUR BOARD OF DIRECTORS AND TO APPROVE THE PAYMENT OF CERTAIN FEES AND EXPENSES INCURRED BY THEM IN THEIR

SOLICITATION (THE COSTA BRAVA SOLICITATION). OUR BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT COSTA BRAVA’S ACTIONS ARE NOT IN YOUR BEST INTERESTS AND WE URGE YOU NOT TO RETURN ANY BLUE PROXY CARD THAT THEY OR THEIR AFFILIATES MAY SEND YOU.
How do I change my vote?
You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:
•	Notifying our Corporate Secretary, Mark R. Sullivan, in writing at 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054, that you are revoking your proxy;

•	Submitting new voting instructions using the method described above; or

•	Attending and voting by ballot at the Annual Meeting.
If your shares are held in “street name” by your stockbroker, bank or other nominee, you must submit new voting instructions to your stockbroker, bank or other nominee.
IF YOU BELIEVE YOU MAY HAVE PREVIOUSLY VOTED ON A PROXY CARD PROVIDED BY COSTA BRAVA OR ONE OF ITS AFFILIATES, YOU CAN REVOKE THAT PROXY BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD USING THE POSTAGE-PAID ENVELOPE WE HAVE PROVIDED.
Who will count the votes?
An officer of MedQuist Inc. will act as the inspector of election and count the votes.
What constitutes a quorum?
The holders of shares entitled to cast a majority of the votes at the Annual Meeting, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. If a quorum is not present at the Annual Meeting, the shareholders present in person or by proxy may adjourn the meeting to a date when a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.
What vote is required to approve the Election of Directors?
Nominees will be elected by a plurality of the votes cast in person or represented by proxy at the Annual Meeting. This means that the seven nominees with the most votes for election will be elected. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed white proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum. Broker non-votes and abstentions will not be considered cast for this proposal. Accordingly, broker non-votes and abstentions will have no effect on the vote.

What percentage of our common stock do our directors and officers have voting or investment power over?
As of October 31, 2007, our current directors and executive officers have voting or investment power over approximately 69.7% of our common stock. See the discussion under the heading “Stock Ownership of our Directors, Executive Officers, and 5% Beneficial Owners” on page ___ for more details.
Who is soliciting proxies, how are they being solicited, and who pays the cost?
We, on behalf of our board of directors, through our directors, officers, and employees, are soliciting proxies primarily by mail. In addition, proxies may also be solicited in person, by telephone, or facsimile. We may reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of our common stock. Our directors, officers, and employees who solicit proxies will not receive any additional consideration for such solicitation.
We will be bearing the cost of soliciting proxies. As of                     , 2007 we spent                      in connection with the solicitation of proxies and this Proxy Statement. We estimate that we will spend an additional                      in connection with the solicitation of proxies before the Annual Meeting.
When are Shareholder proposals for next year’s Annual Meeting due?
To be included in the mailing of the Notice of Annual Meeting of Shareholders, Proxy Statement, and Proxy voting card for our 2008 Annual Meeting, shareholder proposals must be received on or before                      by our Corporate Secretary, at 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054. You should submit any proposal by a method that permits you to prove the date of delivery to us.
Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?
KMPG LLP served as the independent registered public accounting firm auditing our consolidated financial statements, the effectiveness of our internal control over financial reporting and the effectiveness of our assessment of our internal control over financial reporting for 2006, and has been appointed to audit and report on our consolidated financial statements and our internal control over financial reporting for 2007. We expect that representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the meeting.

Will the directors be in attendance at the meeting?
We currently expect all of our nominated directors to be in attendance at the Annual Meeting. We did not hold an annual meeting of shareholders in 2006. The Annual Meeting will be our first annual meeting of shareholders since 2003.
How may I obtain a copy of the Company’s Form 10-K or additional copies of this proxy statement?
You may request a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007 and this Proxy Statement, by writing to our Corporate Secretary at 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054.

Election of Directors
Nominees for Election
     Our board of directors currently has seven members. Each nominee has agreed, if elected, to serve a one-year term or until the election and qualification of his successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, our board of directors may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.
     If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes cast in person or represented by proxy at the meeting. Only shareholders of record on ___ shall be entitled to vote at the Annual Meeting. There is no cumulative voting in the election of directors.
     Our board of directors has nominated seven current directors to stand for re-election based upon the recommendations of the Nominating Committee and pursuant to the terms of the Governance Agreement, which is discussed below.
     Clement Revetti, Jr., 53, has served as a member of our board of directors since October 2006 and currently serves as the chairman of the Nominating Committee. Mr. Revetti currently serves as the Senior Vice President and Chief Legal Officer of Philips Medical Systems, a position he has held since September 2004. From September 1999 to September 2004, Mr. Revetti served as the Vice President and General Counsel, Business Development for Atos Origin BV in Amsterdam, Netherlands, where he was responsible for mergers, acquisitions, divestments, strategic alliances and large multinational outsourcing transactions. Atos Origin BV is a global multiservice IT provider.
     Stephen H. Rusckowski, 50, has served as a member of our board of directors since February 2002 and currently serves as the Chairman of our board of directors, as chairman of our Compensation Committee and as a member of our Nominating Committee. From December 2003 until February 2004, Mr. Rusckowski served as our interim President and Chief Executive Officer. From February 2004 until July 2004, Mr. Rusckowski served as our interim Chief Executive Officer. He is currently the Chief Executive Officer of Philips Medical Systems and has served in that capacity since November 2006. In addition, Mr. Rusckowski is also a member of the Royal Philips Electronics Board of Management. Mr. Rusckowski joined Philips in August 2001, and has held a number of general management responsibilities for medical imaging, patient monitoring and healthcare information systems. Prior to joining Philips, Mr. Rusckowski held various positions with Hewlett-Packard/Agilent Technologies from 1984 to 2001, most recently serving as Senior Vice President and General Manager of its Healthcare Solutions Group from 1999 to 2001.
     Gregory M. Sebasky, 49, has served as a member of our board of directors since April 2005 and currently serves as a member of our Audit Committee. From February 2004 to April 2005, Mr. Sebasky served as our acting President. He is currently Senior Vice President and Chief Executive Officer of Global Customer Services for Philips Medical Systems, a position he has held since April 2005. Prior to serving as our acting President, Mr. Sebasky served as Senior Vice President of Operations of Cardiac and Monitoring Systems for Philips Medical Systems from 2002 to 2003. Prior to joining Philips, Mr. Sebasky held various positions with Hewlett-Packard/Agilent Technologies from 1984 to 2001.
     Scott M. Weisenhoff, 52, has served as a member of our board of directors since February 2003 and currently serves as the chairman of our Audit Commitee and as a member of our Compensation Commitee. Mr. Weisenhoff has served as Executive Vice President and Chief Financial Officer of Philips Medical Systems since February 2003. Mr. Weisenhoff served in the same capacity for Philips Components, an affiliate of Philips, from November 2001 to February 2003, and for Philips Domestic Appliances and Personal Care, an affiliate of Philips, from August 1999 to November 2001. From September 1995 to

August 1999, Mr. Weisenhoff served as Senior Vice President and Chief Financial Officer of Philips Electronics Asia Pacific PTE, Ltd., an affiliate of Philips.
     [Independent Nominee #1 — Bio to be included upon identification of nominee]
     [Independent Nominee #2 — Bio to be included upon identification of nominee]
     [Independent Nominee #3 — Bio to be included upon identification of nominee]
Our Nominating Committee and board of directors intends to identify and nominate three candidates to take the seats vacated by N. John Simmons, Jr., Richard H. Stowe and John H. Underwood, each of whom resigned from our board of directors on November 9, 2007.
Our board of directors unanimously recommends a vote “FOR” each of the nominees.

Governance of the Company
     Our business, property and affairs are managed by, or under the direction of, our board of directors. The composition of our board of directors is governed in part by the terms of a Governance Agreement dated May 22, 2000 that we entered into with Koninklijke Philips Electronics N.V. (Philips) in connection with the completion of Philips’ tender offer for a majority of our common stock (Governance Agreement). Under the terms of the Governance Agreement prior to its amendment on November 8, 2007, we agreed to take any and all action necessary so that our board of directors consists of 11 persons, including:
•	two directors representing management, consisting of our Chief Executive Officer and one additional officer designated by our Chief Executive Officer (Management Directors);
•	six directors representing Philips (Philips Directors); and
•	three Independent Directors (as defined below).
     Furthermore, our board of directors has the discretionary authority under the Governance Agreement to increase or decrease the size of our board of directors, provided that:
•	there are at least two Management Directors and three Independent Directors; and
•	the relative percentage of Management Directors, Independent Directors and Philips Directors is maintained.
     In addition, the number of directors that Philips is permitted to designate or nominate under the Governance Agreement, which is based upon Philips’ relative ownership of our equity securities having the right to vote generally in any election of our directors, is as follows:

Philips’ Beneficial Ownership	Number of Philips
of Our Voting Stock	Directors
More than 50%	6
36% — 50%	4
27% — 35%	3
18% — 26%	2
5% — 17%	1
Less than 5%	0
     If at any time Philips has the right to designate fewer than six directors under the terms of the Governance Agreement, the Nominating Committee of our board of directors will nominate a number of additional Independent Directors as is necessary to constitute our entire board of directors.
     Philips has the right to designate a replacement Philips Director upon the termination of a Philips Director’s term or upon a Philips Director’s death, resignation, retirement, disqualification or removal from office. Our Chief Executive Officer has the right to designate a replacement Management Director upon the termination of a Management Director’s term or upon a Management Director’s death, resignation, retirement, disqualification or removal from office.

     The Governance Agreement was amended (with the unanimous approval of the Supervisory Committee (defined below) which consisted of Messrs. Simmons, Stowe and Underwood) to provide that if the number of directors constituting the whole board of directors shall be fixed at seven directors and Philips shall beneficially own, in the aggregate, at least a majority of the shares entitled to vote, our board of directors shall consist of four Philips Directors and three Independent Directors. In addition, in the event that at any time there shall be no Independent Directors on our board of directors, whether by reason of death, resignation, retirement, disqualification, removal from office or other causes, such vacancies shall be filled by an affirmative vote of the remaining directors as provided in our by-laws.
     The Governance Agreement also requires us to establish and maintain the following committees of our board of directors:
•	A Nominating Committee consisting solely of two Independent Directors, one Philips Director and one Management Director which is responsible, among other things, for the nomination of the Independent Directors. Pending the election of new Independent Directors, the composition of the current Nominating Committee consists of Messrs. Revetti and Rusckowski;
•	A Compensation Committee consisting of two Independent Directors and two Philips Directors which is responsible, among other things, for the adoption, amendment and administration of all of our employee benefit plans and arrangements and the compensation of all of our officers. Pending the election of new Independent Directors, the composition of the current Compensation Committee consists of Messrs. Rusckowski and Weisenhoff; and
•	A Supervisory Committee consisting of at least three Independent Directors which is responsible, among other things, for the general oversight, administration, amendment and enforcement of the Governance Agreement and all other material agreements or arrangements between Philips and us.
     As used in the Governance Agreement, the term “Independent Director” means a director who is:
•	not currently, and has never been, an officer or director of ours or any affiliate or associate of ours, or an entity that derived more than 5% of its revenues or earnings in its most recent fiscal year from transactions involving us or any affiliate or associate of ours;
•	not currently, and has never been, an officer, employee or director of Philips or an affiliate or associate of Philips, or an entity that derived more than 5% of its revenue or earnings in its most recent fiscal year from transactions involving Philips or any affiliate or associate of Philips; and
•	nominated to serve as an Independent Director by the Nominating Committee of our board of directors.
     The Governance Agreement will terminate on the first date that Philips is no longer the beneficial owner of at least 5% of our equity securities having the right to vote generally in any election of our board of directors. The provisions of the Governance Agreement relating to the establishment of committees of our board of directors will terminate on the first date that Philips is the beneficial owner of less than a majority of our equity securities having the right to vote generally in any election of our board of directors.
     Other than the provisions of the Governance Agreement described above we do not know of any arrangements or understandings between any of the individuals nominated to be directors and any other person pursuant to which a director was or is to be selected as a director or nominee, other than any arrangements or understandings with our directors acting solely in their capacities as such.

     Shareholder communications may be sent to our board of directors by mail addressed to: Board of Directors, MedQuist Inc., 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054.
Independence of Directors
     On November 12, 2007, we applied for listing on The NASDAQ Stock Market LLC (NASDAQ). Philips controls more than 50% of our voting power. As a result, we qualify as a “controlled company” as defined in Rule 4350(c)(5) of the Marketplace Rules (Marketplace Rules) of NASDAQ. Therefore, if our shares become listed on NASDAQ we would be exempt from the requirements of Rule 4350(c) of the Marketplace Rules with respect to our board of directors being comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating Committee of our board of directors. The controlled company exemption does not modify the independence requirements of the Audit Committee.
     Our board of directors believes that the independence requirements of the Securities and Exchange Commission (SEC) and NASDAQ (collectively, Independence Requirements) provide the appropriate standard for assessing director independence and uses these requirements in assessing the independence of each of its members. Our board of directors has determined that Messrs. Revetti, Rusckowski, Sebasky and Weisenhoff are not “independent” in accordance with the Independence Requirements because each of them is affiliated with our majority owner, Philips. In making its determination our board of directors did not consider any related party transactions that are not described in the section of this Proxy Statement under the heading “Related Party Transactions” beginning on page ___.
Security Transactions of Directors
     None of our directors have purchased or sold our common stock in the two years prior to the date this Proxy Statement was first mailed to shareholders (as stated on Page 1 of this Proxy Statement).
Committees of our Board of Directors
     Our board of directors maintains the following four standing committees: Audit Committee; Compensation Committee; Nominating Committee and Supervisory Committee.
     Audit Committee
     The Audit Committee oversees our corporate accounting and financial reporting process. The responsibilities of the Audit Committee, which are set forth in a written charter adopted by our board of directors and available on our website at www.medquist.com, include:
•	review and assess the adequacy of the Audit Committee and its charter at least annually;
•	evaluate, determine the selection of, and if necessary, the replacement/rotation of, our independent registered public accounting firm;
•	ensure timely rotation of lead and concurring audit partner of our independent registered public accounting firm;
•	review our audited consolidated financial statements as well as our quarterly consolidated financial statements which are not audited;
•	review whether interim accounting policies and significant events or changes in accounting estimates were considered by our independent registered public accounting firm to have affected the quality of our financial reporting;
•	review our financial reports and other information submitted to any governmental body or the public;
•	review with management and our independent registered public accounting firm their judgments about the quality of disclosures in our consolidated financial statements;
•	obtain from our independent registered public accounting firm its recommendation regarding our internal control over financial reporting and review management’s report on its assessment of the design and effectiveness of our internal control over financial reporting;
•	review our major financial risk exposures;
•	pre-approve all audit and permitted non-audit services and related fees;
•	establish, review and update periodically our code of business conduct and ethics;
•	establish and review policies for approving related party transactions between us and our directors, officers or employees;
•	adopt procedures for receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and
•	adopt regular and separate systems of reporting to the Audit Committee by management and our internal auditors regarding controls and operations of business units.
     The Audit Committee is also responsible for approving or ratifying all Audit Committee Reviewable Transactions (as defined in the section under the heading “Certain Relationships and Related Transactions, Our Policies Regarding Related Party Transactions, Transactions with Other Related Parties” on page ___ below). Prior to their resignation, the Audit Committee was composed of N. John Simmons, Jr. (Chair), John H. Underwood and Richard H. Stowe, each of whom had been determined by our board of directors to have met the Independence Standards, and to have been an Independent Director under the terms of the Governance Agreement. Our board of directors had also determined that N. John Simmons, Jr. qualified as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. Currently, the Audit Committee is composed of Scott M. Weisenhoff (chair) and Gregory M. Sebasky, each of whom are Philips Directors and do not meet the Independent Requirements. Our board of directors has not yet identified an audit committee financial expert to replace N. John Simmons, Jr.
     Compensation Committee
     While our board of directors is responsible for determining and approving the compensation for our executive officers in its sole discretion, including all individuals whose compensation is set forth in the “Summary Compensation Table” below, it frequently solicits the recommendations from the Compensation Committee regarding the following:
•	the corporate goals and objectives relevant to the compensation of Nightingale and Associates LLC (Nightingale) for Howard S. Hoffmann’s service as our President and Chief Executive Officer and our executive officers other than Mr. Hoffmann;
•	the performance of these officers in light of those goals and objectives; and
•	the compensation of these officers based on such evaluations.

     Prior to their resignation, the Compensation Committee was composed of John H. Underwood (Chair), N. John Simmons, Jr. and Richard H. Stowe, each of whom had been determined by our board of directors to have met the Independence Standards, and to have been an Independent Director under the terms of the Governance Agreement. Currently, the Compensation Committee is composed of Stephen H. Ruckowski (chair) and Scott M. Weisenhoff, each of whom are Philips Directors and do not meet the Independence Requirements.
     Nominating Committee
     The responsibilities of the Nominating Committee, which are set forth in a written charter adopted by our board of directors and available on our website at www.medquist.com, includes the selection of potential candidates for our board of directors, including the nomination of “Independent Directors” under the terms of the Governance Agreement. The Nominating Committee also makes recommendations to our board of directors concerning the membership of the other board committees. The Nominating Committee is responsible for developing policies and procedures with regard to the consideration of any director candidates recommended by our shareholders. The Nominating Committee is composed of Clement Revetti, Jr. (Chair) and Stephen H. Ruckowski, each of whom are Philips Directors and do not meet the Independence Requirements.
     Generally, our board of directors seeks diverse members who possess the background, skills and expertise to make a significant contribution to our board of directors, us and our shareholders. The Nominating Committee has adopted a set of procedures to guide it in the identification and evaluation of director nominees. The Nominating Committee supports our view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to our board of directors’ ability to work as a collective body, while giving us the benefit of the familiarity and insight into our affairs that our incumbent directors have accumulated during their tenure. Accordingly, the process of the Nominating Committee for identifying director nominees first considers re-nominating incumbent directors who continue to satisfy the Nominating Committee’s criteria for membership on our board of directors, whom the Nominating Committee believes continue to make important contributions to our board of directors and who consent to continue their service on our board of directors.
     If the Nominating Committee concludes new candidates are appropriate, it will review appropriate biographical information about the proposed candidates considering the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience in our industry; experience as a board member of another publicly held company; diversity of expertise and experience in substantive matters pertaining to our business relative to other members of our board of directors; and practical and mature business judgment. The Nominating Committee will also consider our board of director’s overall balance of diversity of perspectives, backgrounds and experiences. In seeking candidates, the Nominating Committee will solicit suggestions from other members of our board of directors or our management and may also engage the services of a professional search firm. The Nominating Committee will discuss and consider the potential candidates and choose which candidates to recommend to our board of directors.
     Candidates proposed by shareholders in accordance with the procedures set forth in our By-Laws, will be considered by the Nominating Committee under criteria similar to the evaluation of other candidates, except that the Nominating Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest in our equity of the recommending shareholder or shareholder group. The Nominating Committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in us, including, in the case of nominees recommended for election at an annual meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of such annual meeting.

     Our By-Laws provide that nominations for director may be made by a shareholder entitled to vote who delivers notice along with the additional information and materials required by our By-Laws to our Corporate Secretary prior to the date listed elsewhere in this Proxy Statement. You can obtain a copy of the By-law provision by writing to Mark R. Sullivan, our Corporate Secretary, 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054. A copy of our By-Laws is posted on our website at www.medquist.com.
     Supervisory Committee
     Pursuant to the Governance Agreement, the terms of which are described above, from 2000 through November 9, 2007 our board of directors maintained a Supervisory Committee, the responsibilities of which included the general oversight, administration, amendment and enforcement, of the Governance Agreement and all other material agreements or arrangements between Philips and us. Prior to their resignation, the Supervisory Committee was composed of Richard H. Stowe (Chair), John H. Underwood and N. John Simmons, Jr., each of whom had been determined by our board of directors to have met the Independence Standards, and to have been an Independent Director under the terms of the Governance Agreement. We currently do not maintain this committee but intend to reconstitute it promptly upon the appointment or election of new Independent Directors.
Board of Directors and Committee Meetings held during 2006
     During 2006, our board of directors held 14 meetings and the committees of our board of directors held a total of 20 meetings (including 11 meetings of our Audit Committee, 1 meeting of our Compensation Committee and 8 meetings of our Supervisory Committee). All of the members of our board of directors attended at least 75% of the meetings of our board of directors held during 2006. All of the members of our board of directors attended at least 75% of the meetings of committees of our board of directors on which they served during 2006.
Compensation of Directors
     Philips Directors do not receive any compensation for their service on our board of directors. Independent Directors are entitled to compensation for their service on our board of directors. All directors are reimbursed for all reasonable expenses incurred by them in connection with their service on our board of directors.
     Each of our Independent Directors receives the following annual compensation:
•	Pursuant to our Non-Employee Director Deferred Compensation Plan, the right to receive common stock having a fair market value of $50,000, determined as of the date of grant, at the time such Independent Director ceases service on our board (Deferred Stock Awards). Prior to the time of issuance, such Independent Director has no rights with respect to the shares of common stock subject to the award; and
•	$25,000 in cash to cover all meetings, with committee chairs receiving an additional $2,000 in cash and the chair of the Audit Committee receiving an additional $5,000 in cash.
     Our board of directors granted Deferred Stock Awards for 2007, 2006 and 2005 to our former Independent Directors, N. John Simmons, Jr., Richard H. Stowe and John H. Underwood, on October 4, 2007, the day we became current in our periodic reporting obligations with the SEC. The grant was made at a price of $11.20 per share, the closing price of our common stock as reported by the Pink Sheets, LLC (Pink Sheets) on October 4, 2007.

Messrs. Simmons, Stowe and Underwood received the common stock underlying the Deferred Stock Award upon their resignation from our Board of Directors. The cash component of N. John Simmons, Jr.’s, Richard H. Stowe’s and John H. Underwood’s compensation was paid for service in 2005, 2006 and 2007.
     The following table sets forth the compensation of N. John Simmons, Jr., Richard H. Stowe and John H. Underwood for their service on our board of directors during the year ended December 31, 2006:

	Fees Earned	Deferred Stock
	or Paid in	Awards[1]	Total
Name	Cash ($)	($)	($)
N. John Simmons, Jr.	30,000	50,000	80,000
Richard H. Stowe	27,000	50,000	77,000
John H. Underwood	27,000	50,000	77,000

1 — The amounts listed in this column represent the fair market value, as of October 4, 2007, of the shares of our stock each of N. John Simmons, Jr., Richard H. Stowe and John H. Underwood received upon their resignation as part of their Deferred Stock Award.

Executive Officers of the Company
     Howard S. Hoffmann, 53, has served as our Chief Executive Officer since July 2004 and as our President since June 2007. Mr. Hoffmann joined Nightingale, a management consulting company specializing in turnarounds and crisis management, in May 1990 and became a Member of Nightingale in February 1997. He has been the Managing Partner of Nightingale since January 2001. We currently engage Nightingale for Mr. Hoffmann’s services. See the section entitled “Compensation of our President and Chief Executive Officer,” below, for a description of our agreement with Nightingale for Mr. Hoffmann’s services. Prior to joining us, Mr. Hoffmann led numerous consulting engagements serving as an advisor to boards of directors, management or creditors as well as serving in various interim executive management positions. Immediately prior to being engaged by us, Mr. Hoffmann served as an advisor to management of a nationwide health club chain from June 2004 to July 2004. He served as interim Chief Executive Officer of Global Knowledge Network, a global provider of technology training solutions from May 2003 to October 2003 after having led a consulting engagement for the same company commencing in August 2002. Mr. Hoffmann has also served as Chief Restructuring Officer of Vision Twenty-One, Inc., a Florida-based integrated eye care company, and as interim Chief Financial Officer and Chief Operating Officer of Soft Sheen Products, Inc., a consumer products company. Mr. Hoffmann currently serves as a director of Block Vision, a privately-held managed vision care company.
     Kathleen E. Donovan, 47, has served as our Senior Vice President and Chief Financial Officer since June 2005. Between August 1997 and June 2005, Ms. Donovan held a number of positions with Dendrite International, Inc., a technology company providing sales, marketing, clinical and compliance solutions to global pharmaceutical and other life sciences companies, most recently serving as that company’s Senior Vice President and Chief Financial Officer. Prior to her service in that capacity, Ms. Donovan also served as Dendrite’s Vice President and Treasurer between December 2001 and November 2002, its Chief Financial Officer — Americas Division between April 2001 and December 2001, its Vice President and Corporate Controller between January 1999 and March 2001, and its Director, Financial Operations between August 1997 and December 1998. Ms. Donovan serves on the board of directors of A-Life Medical, Inc., a technology company of which we own a minority interest.
     Mark Ivie, 48, has served as our Senior Vice President and Chief Technology Officer since June 2005. Prior to joining us, Mr. Ivie served as General Manager, Enterprise Systems and Technology, of GE Healthcare between June 2003 and May 2005 and General Manager, Global Engineering, of GE Medical Systems between December 1998 and June 2003, where he was responsible for the creation and adoption of standards and for creating the infrastructure for shared functional modules. From January 1992 until December 1998, Mr. Ivie served as a Department Head for the telecom support software business at Lucent Bell Laboratories.
     R. Scott Bennett, 47, has served as our Senior Vice President of Sales and Marketing since November 2005. From August 2004 to October 2005, Mr. Bennett was Senior Vice President of Sales and Marketing of SCI Solutions, Inc., which is also known as Scheduling.com, where he was responsible for the restructuring of that company’s marketing, sales and sales support infrastructure and processes. Between July 2000 and March 2004, Mr. Bennett served as Vice President, Financial Marketing and Vice President, Corporate Sales, of Siemens Medical Solutions, USA.
     Michael F. Clark, 45, has served as our Senior Vice President of Operations since February 2005. Mr. Clark joined us in 1998 through our acquisition of MRC. From November 2003 until February 2005, Mr. Clark served as our Senior Vice President of Operations for our Western Division. From May 2002

until November 2003, Mr. Clark served as our Vice President of Operations for our Southwest Division and from January 1998 until July 2000, he served as Region Vice President for the Southeast. From May 2001 until May 2002, Mr. Clark served as Chief Operating Officer for eScribe, a transcription service provider. While at MRC, Mr. Clark served as Vice President, Marketing and Corporate Services.
     James Brennan, 60, has served as our Principal Accounting Officer, Controller and Vice President since November 2006. From March 2006 until his appointment as our Principal Accounting Officer, Controller and Vice President, Mr. Brennan served as a consultant to us providing Sarbanes-Oxley compliance and financial accounting services. Mr. Brennan has been operating his own consulting firm, specializing in providing Sarbanes-Oxley compliance and financial accounting services, since July 2005. Between May 2000 and July 2005, Mr. Brennan served as the Vice President of Finance for two divisions of IKON Office Solutions. From 1995 to 1998, Mr. Brennan served as Vice President and Business Unit Financial Officer for the GS Electric Division of General Signal. From 1991 to 1995, Mr. Brennan served as Assistant Controller of General Signal Corporation.
     Mark R. Sullivan, 36, serves as our General Counsel, Chief Compliance Officer and Secretary. Mr. Sullivan was appointed as General Counsel in September 2006, Chief Compliance Officer in July 2006 and Secretary in January 2005. From August 2004 until September 2006, Mr. Sullivan served as our Acting General Counsel. Between March 2003 and August 2004, Mr. Sullivan served as our Associate General Counsel and Assistant Secretary. Prior to joining us, Mr. Sullivan was in private practice with Pepper Hamilton LLP from January 2000 until March 2003, and Drinker Biddle & Reath LLP from August 1998 to January 2000.
     Other than our agreement with Nightingale, which is described in the section entitled “Compensation of our President and Chief Executive Officer,” below, we do not know of any arrangements or understandings between any of the individuals listed above and any other person pursuant to which he or she was or is to be selected as an officer, other than any arrangements or understandings with our officers acting solely in their capacities as such.
Code of Conduct
     We have adopted a written code of business conduct and ethics which applies to all of our directors, officers and other employees, including our principal executive officer, our principal financial officer and our principal accounting officer. Our code of business conduct and ethics is available on our website, www.medquist.com. Any amendments to our code of business conduct and ethics or waivers from the provisions of our code of business conduct and ethics for our principal executive officer, our principal financial officer or our principal accounting officer will be disclosed on our website within four business days following the date of such amendment or waiver.
Copies of Referenced Documents
     Copies of the documents referred to above that appear on our website are also available upon request by any shareholder addressed to Mark R. Sullivan, our Corporate Secretary, 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054.

Report of the Audit Committee
     The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933, as amended (Securities Act), or the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent we specifically incorporate it by reference therein.
     The Audit Committee of the board of directors is comprised of directors who meet the existing NASDAQ independence standards as well as the standards for independence included in the rules of the SEC and the Governance Agreement. The board of directors has determined that the Chairman of the Audit Committee, Mr. Simmons, qualifies as an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee operates under a written charter adopted by the board of directors which is available on our website at www.medquist.com.
     During 2006, at each of its regular meetings, the Audit Committee met with the senior members of the Company’s finance department, the general or associate general counsel, representatives of the Company’s independent registered public accounting firm and representatives of the accounting firm that provides services as the Company’s internal audit function (internal audit function). Also at each regular meeting, the Audit Committee met privately with representatives of the Company’s independent registered public accounting firm as well as the internal audit function, and discussed financial management, legal, accounting, auditing, and internal control matters.
     At various meetings throughout the year, the Audit Committee discussed the adequacy of the Company’s internal controls, its internal control assessment process, management’s assessment of internal control over financial reporting, and the documentation of, and review of and compliance with, internal controls with the representatives of the Company’s independent registered public accounting firm, with independent consultants hired to assist in our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and with appropriate Company financial personnel, including the internal audit function, and members of senior management. The Audit Committee also discussed with representatives of the Company’s independent registered public accounting firm their evaluation of the Company’s system of internal control over financial reporting, and discussed with the Company’s senior management the process used for the certifications by the Company’s Chief Executive Officer and Chief Financial Officer required by the SEC.
     The Audit Committee met 11 times during 2006. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities and promptly reports to the board of directors thereon. The Audit Committee’s regular meetings include executive sessions with representatives of the Company’s independent registered public accounting firm and the internal audit function without the presence of the Company’s management.
     Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with U.S generally accepted accounting principles. The Company’s independent registered public accounting firm audited the annual consolidated financial statements prepared by management, expressed an opinion as to whether those consolidated financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles, and discussed with the Audit Committee any issues they believe should be raised with the Audit Committee. The Company’s independent registered public accounting firm also audited and discussed with the Audit Committee the Company’s internal control over financial reporting and management’s assessment of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. None of the members of the Audit Committee are professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal audit function and the Company’s independent registered public accounting firm.
     As part of its oversight of the Company’s consolidated financial statements, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements with representatives of its independent registered public accounting firm for the relevant periods with and without management present. During 2006, management advised the Audit Committee that each set of financial statements presented to the Audit Committee for review had been prepared in accordance with U.S. generally accepted accounting principles, and management reviewed with the Audit Committee significant accounting and disclosure issues regarding such statements. These reviews included discussion with the Company’s independent registered public accounting firm of matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards board of directors of the American Institute of Certified Public Accountants. The Audit Committee has also received the written disclosures and letter from the Company’s independent registered public accounting firm required by Independence Standards board of directors No. 1, Independence Discussions with Audit Committees, and has discussed with the Company’s independent registered public accounting firm matters relating to its independence.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the consolidated financial statements prepared by management for the year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for the same period.
Audit Committee of the Board of Directors
N. John Simmons, Chairman
Richard H. Stowe
John H. Underwood
November 7, 2007

Relationship with Independent Registered Public Accounting Firm
     The Audit Committee of our board of directors is responsible for the appointment, compensation, oversight and replacement, if necessary, of our independent registered public accounting firm. In accordance with the charter of the Audit Committee, the Audit Committee must approve, in advance of the service, all audit, internal control-related and permissible non-audit services provided by our independent registered public accounting firm, subject to a de minimis exception for non-audit services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform any of the non-audit services specified in Section 10A(g) of the Exchange Act.
     All services provided by KPMG LLP, our independent registered accounting firm, for the years ended December 31, 2006 and 2005 were preapproved by the Audit Committee.
Fees Paid to the Principal Accountant—2006 and 2005
     The following table sets forth the aggregate fees billed to us for the years ended December 31, 2006 and 2005 by KPMG LLP (dollars in thousands):

Fees	2006	2005
Audit Fees(1)	$5,977	$1,014
Audit-Related Fees	—	—
Tax Fees(2)	254	240
All Other Fees	—	—

Total Fees	$6,231	$1,254

(1)	Audit Fees—represents aggregate fees paid or accrued for the audit of management’s assessment of, and the effective operation of, our internal control over financial reporting as required by Section 404, the audit of our annual financial statements and review of our interim financial statements, and fees for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)	Tax Fees—represents fees for all professional services rendered by our independent registered public accounting firm’s tax professionals, except those related to the audit of our financial statements, including tax compliance, tax advice and tax planning.

Stock Ownership of our Directors, Executive Officers,
and 5% Beneficial Owners
     The following table shows information known to us about beneficial ownership (as defined under the regulations of the SEC) of our common stock by:
•	Each person we know to be the beneficial owner of at least five percent of our common stock;

•	Each director;

•	Each executive officer named in our Summary Compensation Table; and

•	All directors and executive officers as a group.
     The percentages of shares outstanding provided in the table below are based on 37,487,323 shares of common stock outstanding as of October 31, 2007. Beneficial ownership is determined in accordance with SEC rules and regulations and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table below has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. Shares issuable upon the exercise of options that are exercisable within 60 days of October 31, 2007 are included in the table below and are considered to be outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of our directors and executive officers is c/o MedQuist Inc., 1000 Bishops Gate Blvd., Suite 300, Mount Laurel, New Jersey, 08054.

	Number of Shares
	of common stock		Percent of
	Beneficially		Shares
Name of Beneficial Owner	Owned		Outstanding
Koninklijke Philips Electronics N.V. Rembrandt Tower Amstelplein 1 1096 HA Amsterdam, the Netherlands	26,085,086	(1)	69.6%

Newcastle Partners, L.P 300 Crescent Court, Suite 1110 Dallas, Texas 75201	2,679,974	(2)	7.2%

Costa Brava Partnership III L.P. 420 Boyleston Street Boston, Massachussets 02116	1,938,821	(3)	5.2%

Directors and Named Executive Officers

Clement Revetti, Jr.	26,085,086	(1)	69.6%
Stephen H. Rusckowski	26,085,086	(1)	69.6%
Gregory M. Sebasky	26,085,086	(1)	69.6%
Scott M. Weisenhoff	26,085,086	(1)	69.6%
Howard S. Hoffmann	—		—
Frank W. Lavelle	—	(4)	—
Kathleen E. Donovan	—		—

Number of Shares
	of common stock	Percent of
	Beneficially	Shares
Name of Beneficial Owner	Owned	Outstanding
Scott Bennett	—	—
Mark Ivie	—	—
All directors and executive officers as a group (11 persons)(4)(5)(6)	26,114,286	69.7%

*	Less than one percent.

(1)	According to a Schedule 13D/A filed with the SEC on July 6, 2007, each Philips Director has disclaimed beneficial ownership of such shares.

(2)	According to a Schedule 13D/A filed with the SEC on July 14, 2006: (i) Newcastle Partners, L.P. (NP) is a Texas limited partnership, the principal business of which is investing in securities; (ii) Newcastle Capital Management, L.P. (NCM) is a Texas limited partnership, the principal business of which is acting as the general partner of NP; (iii) Newcastle Capital Group, L.L.C. (NCG) is a Texas limited liability company, the principal business of which is acting as the general partner of NCM; (iv) Mark E. Schwarz (Schwarz) is an individual whose principal business is serving as the managing member of NCG and (v) by reason of such relationships, Schwartz, NDG and NCM may be deemed, pursuant to Rule 13d-3 of the Exchange Act, to be the beneficial owners of all shares of common stock held by NP.

(3)	According to a Schedule 13D filed with the SEC on October 10, 2007: (i) Costa Brava is a Delaware limited partnership, the principal business of which is investing in securities; (ii) RRH is a Delaware limited liability company, the principal business of which is acting as the general partner of Costa Brava; (iii) Seth W. Hamot is an individual whose principal business is serving as the President of RRH, (iv) Andrew R. Siegel is an individual whose principal business is serving as a Senior Vice President of RRH and (v) by reason of such relationships, RRH, Mr. Hamot and Mr. Siegel may be deemed, pursuant to Rule 13d-3 of the Exchange Act, to be the beneficial owners of all shares of common stock held by Costa Brava.

(4)	According to a Form 3 filed with the SEC on March 18, 2005. This is the most current information we have for this individual.

(5)	Includes our directors (Messrs. Revetti, Rusckowski, Sebasky and Weisenhoff) and our executive officers (Ms. Donovan and Messrs. Hoffmann, Ivie, Bennett, Clark, Brennan and Sullivan). Includes options to purchase 27,200 and 2,000 shares of our common stock held by Mr. Clark and Mr. Sullivan, respectively, that may be exercised within 60 days of October 31, 2007.

(6)	None of our directors are the holders of record of any shares which they do not own beneficially.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires that each of our executive officers, directors and persons who beneficially own more than 10% of our common stock file with the SEC reports of ownership and changes in their ownership of our common stock. Our executive officers and directors and beneficial owners of greater than 10% of our common stock are required by SEC regulations to provide us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us, we believe that for the year ended December 31, 2006, all of our executive officers, directors and persons owning greater than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them, except the former Chairman of our board of directors, Jouko Karvinen, who failed to timely file a Form 3 at the time he was appointed to our board of directors. Mr. Karvinen has since filed a Form 3.

Executive Compensation
Compensation Discussion and Analysis
Compensation Philosophy
     We provide our executive officers, including our President and Chief Executive Officer (Mr. Hoffmann), our Chief Financial Officer (Ms. Donovan) and each of our next three most highly compensated executive officers who were serving as executive officers at December 31, 2006 (collectively, named executive officers), with incentives tied to the achievement of our corporate objectives. During the past few years, in making executive hiring and compensation decisions, we considered the risks associated with our ongoing litigation and governmental investigation matters, as well as our decision in June 2004 to not provide traditional equity-based long term incentives until we became current in our periodic filing obligations under the Exchange Act. During the past few years, we experienced a significant turnover in our senior management. In light of all of these challenges, our board of directors established a total compensation philosophy and structure designed to accomplish the following objectives:
•	attract, retain and motivate executives who can thrive in a competitive environment of continuous change and who can achieve positive business results in light of the challenges that we have and continue to face;

•	provide our executives with a total compensation package that recognizes individual contributions, as well as overall business results; and

•	promote and reward the achievement of objectives that our board of directors and management believe will lead to long-term growth in shareholder value, including the resolution of our ongoing litigation and governmental investigation matters.
     To achieve these objectives, we intend to maintain compensation arrangements that tie a substantial portion of our named executive officers’ overall compensation to the achievement of key strategic, operational and financial goals.
Setting Executive Compensation
Board of Directors, Compensation Committee and Management
     While our board of directors is responsible for determining and approving the compensation of our named executive officers in its sole discretion, it frequently solicits the recommendations from the Compensation Committee regarding the following:
•	the corporate and individual goals and objectives relevant to the compensation of Nightingale for Mr. Hoffmann’s service to us as our President and Chief Executive Officer and the compensation and benefits of our other executive officers other than Mr. Hoffmann;

•	the evaluation of our corporate performance and the performance of our named executive officers in light of such goals and objectives; and

•	the compensation of our named executive officers, other than Mr. Hoffmann, based on such evaluations.

     Our former President and our former Senior Vice President of Human Resources provided our board of directors with a review of the performance of our named executive officers, other than Mr. Hoffmann and our former President, in 2005 and made recommendations to our board of directors for final approval with respect to the 2006 compensation for those named executive officers. The 2006 compensation of our former President was determined and set by our board of directors in its sole discretion.
     The 2006 compensation to Nightingale for Mr. Hoffmann’s services was based on an agreement between us and Nightingale, of which Mr. Hoffmann is the managing partner. The terms of the agreement with Nightingale were negotiated and approved by our board of directors and are described below under the caption “Compensation of our President and Chief Executive Officer.”
     Following the departure of our former President in May 2007, Mr. Hoffmann and the Compensation Committee together will review the compensation and performance of our other named executive officers and make recommendations to our board of directors for final approval. Our board of directors currently is, and will continue to be, responsible for setting the compensation to Nightingale for Mr. Hoffmann’s services and evaluating his performance based on corporate goals and objectives.
     Our named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with Mr. Hoffmann.
Benchmarking and Analysis of Market Compensation Data
     In 2006, we retained Towers Perrin, a global compensation consulting firm, to provide competitive compensation data and general advice in the design of compensation programs for our entire organization including our named executive officers other than Mr. Hoffmann. Towers Perrin performed a market analysis of the compensation paid by comparable healthcare IT companies, which included companies with similar business characteristics including, but not limited to, revenues, headcount and geographic location, and provided our former President and our Vice President of Human Resources with an analysis of its findings and recommendations related to bonus structure, including our named executive officers other than Mr. Hoffmann. The Compensation Committee agreed with these recommendations and presented them to our board of directors, which subsequently approved them.
     In 2007, we engaged Compensation Resources, a regional compensation consulting firm, to provide a market analysis of target bonus percentages for certain members of our senior management team including our Chief Technology Officer (Mr. Ivie). Based upon the results of that market analysis and our own internal review of target bonus percentages, an increase of target bonus percentages for certain members of our senior management team including Mr. Ivie was recommended to the Compensation Committee. The Compensation Committee agreed with these recommendations and presented them to our board of directors, which subsequently approved them.
Elements of Compensation
     Our executive compensation program utilizes four primary elements to accomplish the objectives described above:
•	base salary;

•	annual cash incentives linked to corporate and individual performance;

•	long-term incentives in the form of equity awards or cash; and

•	benefits and perquisites.
     We believe that we can meet the objectives of our executive compensation program by achieving a balance among these four elements that is competitive with our industry peers and creates appropriate incentives for our named executive officers. Actual compensation levels are a function of both corporate and individual performance as described under each compensation element below. In making compensation determinations, the Compensation Committee and our board of directors consider the competitiveness of compensation both in terms of individual pay elements and the aggregate compensation package.
Base Salary
     We provide our named executive officers, other than Mr. Hoffmann, with base salary in the form of fixed cash compensation to compensate them for services rendered during the fiscal year. Consistent with our compensation philosophy, our board of directors believes that the current base salaries of our named executive officers, other than Mr. Hoffmann, are at levels competitive with similarly-sized public companies in the healthcare IT sector (Peer Companies) with additional consideration given to the challenges we have and continue to face.
     The base salary of each of our named executive officers, other than Mr. Hoffmann, is reviewed for adjustment annually by our board of directors. Generally, in making a determination of whether to make base salary adjustments, our board of directors considers the following factors:
•	our success in meeting our strategic operational and financial goals;

•	our President and Chief Executive Officer’s assessment of such named executive officer’s individual performance;

•	length of service to us of such named executive officer;

•	changes in scope of responsibilities of such named executive officer; and

•	the base salaries of executive officers at Peer Companies possessing similar job titles.
     In addition, our board of directors considers internal equity within our organization and, when reviewing the base salaries of our named executive officers, their current aggregate compensation from us.
2006 Base Salaries
     Based upon the relatively recent hiring of our named executive officers, other than Mr. Hoffmann, and the challenges we continued to face in 2006, our former President and our former Senior Vice President of Human Resources recommended, and our board of directors subsequently determined, that the base salaries of each of our named executive officers, other than Mr. Hoffmann, who does not receive a base salary, would not be increased for 2006.
2007 Base Salaries

     Based upon individual and corporate performance, as well as our named executive officers’ base salaries in comparison to similarly titled executive officers at Peer Companies, the Compensation Committee recommended, and our board of directors subsequently determined, that the base salary of each of our named executive officers, other than Mr. Hoffmann (who does not receive a base salary) and Mr. Ivie, would not be increased for 2007. Based upon certain individual achievements during 2006, the Compensation Committee recommended, and our board of directors subsequently determined, that the base salary of Mr. Ivie should be increased 2.7% to $231,000 for 2007.
     The base salaries of each of our named executive officers other than Mr. Hoffmann (who does not receive a base salary) are set forth below in the “Summary Compensation Table.”
Annual Incentive Compensation
     We believe that performance-based cash incentives play an essential role to motivate our executives to achieve defined annual goals. The objectives of our annual management incentive plans are to:
•	align the interests of executives and senior management with our strategic plan and critical performance goals;

•	motivate and reward achievement of specific, measurable annual individual and corporate performance objectives;

•	provide payouts commensurate with our performance;

•	provide competitive total compensation opportunities; and

•	enable us to attract, motivate and retain talented executive management.
2006 Management Incentive Plan
     Participation; Eligibility. Select key management level employees, including each of our named executive officers other than Mr. Hoffmann, were eligible to participate in our 2006 Management Incentive Plan (2006 Plan). Other criteria for participation included the following:
•	a participant must have received a performance rating of “solid performer” or better for 2006 to receive an incentive award; and

•	a participant must have been an active employee as of the award payout date to receive an incentive award.
     Performance Period; Timing of Payment. The 2006 Plan operated on a calendar year schedule. Incentive awards, if earned, were paid out within the first two and a half months of 2007.
     Incentive Targets. Each of our named executive officers, other than Mr. Hoffmann, was eligible to receive a target annual cash incentive award expressed as a percentage of his or her base salary for 2006 as set forth in his or her employment agreement (Target Incentive). The table below entitled “Grants of Plan Based Awards” (and, specifically, the information under the caption “Estimated Possible Payouts”) illustrates the threshold, target and maximum amounts of cash incentives that were potentially payable to our named executive officers, other than Mr. Hoffmann, with respect to 2006 performance under the 2006 Plan.

     Performance Measures. Payment of incentive awards were based on a combination of corporate and individual performance objectives which were established for each of our named executive officers, other than Mr. Hoffmann, during the first quarter of 2006 as a way to communicate our expectations and to maintain and unify our executives’ focus on key strategic objectives, as well as to measure performance. The objectives, which were both qualitative and quantitative, reflected our strategic priorities.
     With the exception of our former President, whose employment agreement sets forth the criteria for determining the amount of his incentive award, and Mr. Hoffmann, who was not eligible to participate in the 2006 Plan, the amount of a named executive officer’s incentive award under the 2006 Plan was based on the following criteria:
•	70% upon the achievement of individual performance objectives; and

•	30% upon such executive’s overall 2006 performance as determined by the discretionary evaluation of our former President and our board of directors. This was a variable percentage and could have been increased or decreased based upon under or over achievement.
     With respect to our former President, the determination of his annual cash incentive was based upon the following criteria set forth in his employment agreement:
•	75% upon achievement of our 2006 corporate performance objectives; and

•	25% upon achievement of specific strategic and tactical initiatives in 2006, as determined by our board of directors.
Corporate Performance Component
     For 2006, the corporate performance objectives approved by our board of directors were operating income and net revenues. The degree to which these targets were achieved established the amount of cash available for distribution under the 2006 Plan. The following table shows the payouts (as a percent of target) for performance at different levels for 2006:

Operating Income
	% achieved	<95%	95%	100%	110%	115%
Net Revenues

	<98%	0% of target	0% of target	0% of target	0% of target	0% of target

	98%	0% of target	30% of target	95% of target	115% of target	125% of target

	100%	0% of target	40% of target	100% of target	123% of target	135% of target

	105%	0% of target	45% of target	105% of target	132% of target	150% of target
     No incentive awards for a particular named executive officer other than Mr. Hoffmann would be earned, regardless of whether such particular named executive officer achieved his or her individual performance objectives, in the event performance was below either the operating income threshold of 95% of target or the net revenues threshold of 98% of target. Additionally, no payments in excess of 100% of a participant’s Target Incentive would be paid without prior approval of the Compensation Committee.

Individual Performance Component
     The 2006 individual performance objectives for our named executive officers, other than Mr. Hoffmann and our former President, were set by our former President. The 2006 individual performance objectives for our former President were set by our board of directors. The goals, which are both qualitative and quantitative, reflected our strategic priorities in 2006.
Disclosure of Corporate and Individual Targets and Objectives
     Other than as described above, the actual operating income and net revenues targets under the 2006 Plan and the individual performance objectives for each named executive officer, other than Mr. Hoffmann, under the 2006 Plan were based on certain internal financial goals set in connection with our board of directors’ consideration and approval of our annual operating plan for 2006. We believe that the internal financial goals, although not guaranteed, were capable of being achieved if our named executive officers met or exceeded their individual objectives, if we performed according to our 2006 annual operating plan and if the assumptions in our 2006 annual operating plan proved correct.
2006 Incentive Award Calculation and Payments
     During the first quarter of 2007, both our corporate performance and the performance of each of our named executive officers, other than Mr. Hoffmann, were assessed against the specific goals established under the 2006 Plan. We did not meet the 2006 Plan targets for operating income and net revenues, and, therefore, no cash bonuses were earned or paid (regardless of individual performance) under the 2006 Plan. However, notwithstanding our failure to meet the 2006 Plan targets for operating income and net revenues, our board of directors awarded a discretionary cash bonus to each of our named executive officers, other than Mr. Hoffmann and our Senior Vice President of Sales and Marketing (Mr. Bennett), equal to 50% of each such named executive officer’s Target Incentive. Our employment agreement with Mr. Bennett guaranteed payment of 50% of his Target Incentive for 2006, regardless of our performance. Our board of directors awarded these cash bonuses to (i) reward the achievement of individual objectives, (ii) recognize the efforts of our management team in light of the challenging circumstances facing our organization, and (iii) serve as a retention tool given the limitations placed upon us to award long-term equity incentives.
2007 Management Incentive Plan
     The Compensation Committee recommended, and our board of directors approved, our 2007 Management Incentive Plan (2007 Plan) in March 2007. Although we continue to use operating income and net revenues to measure corporate financial performance in 2007, the 2007 Plan varies significantly from the 2006 Plan in that the portion of the cash incentive under the 2007 Plan allocated for individual performance is not contingent upon the achievement of the operating income and net revenues targets established for 2007. Under the 2007 Plan, a named executive officer’s cash incentive award will be based upon the following criteria:
•	30% upon the achievement of such named executive officer’s 2007 individual performance objectives;

•	35% based upon a 2007 net revenues target; and

•	35% based upon an 2007 operating income target.

     Individual performance objectives for 2007 were set in the same manner as they were set in 2006.
     Target Incentives under the 2007 Plan remain unchanged for all of our named executive officers, other than Mr. Hoffmann, who does not participate in the 2007 Plan, and Mr. Ivie. Based upon the results of the analysis performed by Compensation Resources as discussed above and our own internal review of Target Incentives for certain members of our senior management, the Compensation Committee recommended, and our board of directors subsequently determined, that Mr. Ivie’s Target Incentive should be increased from 40% to 45%.
     Other than as described above, the actual operating income and net revenues targets under the 2007 Plan and the individual performance objectives for each named executive officer, other than Mr. Hoffmann, under the 2007 Plan are based on certain internal financial goals set in connection with our board of directors’ consideration and approval of our annual operating plan for 2007.
     We believe that the internal financial goals, although not guaranteed, are capable of being achieved if our named executive officers meet or exceed their individual objectives, if we perform according to our 2007 annual operating plan and if the assumptions in our 2007 annual operating plan are proven correct.
     Nightingale is eligible for incentive compensation for 2007 related to Mr. Hoffmann’s services to us in accordance with the terms of our agreement with Nightingale as described below under the caption “Compensation of our President and Chief Executive Officer.”
Discretionary Bonuses
     Our employment agreement with our former President provided that he was eligible to receive an annual discretionary bonus of up to 50% of his base salary, payable at the discretion of our board of directors. This discretionary bonus would be in addition to any annual incentive award potentially payable under our Management Incentive Plan. Our board of directors determined that our former President would not receive any discretionary bonus for his service to us in 2006.
Sign-On Bonuses
     Pursuant to the terms of her employment agreement, Ms. Donovan received $50,000 and $100,000 in June 2006 and June 2007, respectively, representing the portion of her sign-on bonus that became nonforfeitable during such calendar years. Our board of directors designed the staggered disbursement of Ms. Donovan’s sign-on bonus in order to incentivize her to remain with us through the second anniversary of her employment commencement date.
Long-Term Incentives
Equity-Based Incentives

     We believe that equity compensation in the form of stock option grants may provide long-term upside to our named executive officers, and may align their interests with those of our shareholders and may serve as an effective retention device for executives. As a result, in connection with the recruitment of our named executive officers, other than Mr. Hoffmann and our former President, each such named executive officer received, pursuant to his or her employment agreement, a grant of stock options to purchase shares of our common stock (Special Option Award) on October 4, 2007, the date we became current in our reporting obligations under the Exchange Act. Each Special Option Award has an exercise price of $11.20, which was the closing price of our common stock on October 4, 2007 as reported by the Pink Sheets, and will expire on October 4, 2017. Additionally, each Special Option Award will vest in equal annual installments over five years, subject to the named executive officer’s continued employment with us through the applicable vesting date.
     The following table sets forth the number of shares of our common stock subject to each named executive officer’s Special Option Award.

Number of Shares
Name	Subject to Award
Kathleen Donovan	80,000
R. Scott Bennett	60,000
Mark Ivie	60,000
     Under the terms of his employment agreement, our former President was eligible for annual grants of non-qualified stock options to purchase shares of our common stock with a target value of up to 100% of his base salary upon the achievement of certain pre-established annual financial and strategic initiatives proposed by management and approved by our board of directors. Our board of directors determined that such initiatives were not met and, as such, no award was earned for 2006.
Severance and Retention Agreements
Employment Agreement Severance
     The severance arrangements applicable to Ms. Donovan and Messrs. Bennett and Ivie are set forth in each of their respective employment agreements, as discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.” Our former President is no longer employed by us. The terms of his separation from us are set forth in a Separation and Release Agreement as discussed in detail below under the heading “Separation Agreement with Mr. Lavelle.”
Retention and Strategic Transaction Bonus Agreements

     On July 6, 2007, Philips publicly announced that it was reviewing all of its options with respect to its ownership interest in us following a determination that it views its ownership interest in us as a non-core holding. In connection with such review, Philips indicated that it may consider possible transactions or other changes in its ownership interest in us, although, as of the time of the announcement, no specific plans or proposals existed with respect to any transaction or other change in Philips’ ownership interest. Additionally, on July 11, 2007 we publicly announced that at the direction of our board of directors, we had engaged Bear, Stearns & Co. Inc. as our financial advisor to advise us on potential strategic alternatives. In recognizing that these events can be a distraction to our employees, including our named executive officers, and can cause employees to consider alternative employment opportunities or to be influenced by the impact of a possible change to our ownership structure to his or her personal circumstances in evaluating such possibilities, our board of directors determined that it is in our best interest and the best interest of our shareholders to assure that we will have the continued dedication and objectivity of certain key management personnel, including our named executive officers, other than Mr. Hoffmann, notwithstanding the possibility, threat or occurrence of a change in our current ownership structure.
     With these objectives in mind, on September 20, 2007 we entered into substantially identical “Retention and Strategic Transaction Bonus Agreements” (Retention Bonus Agreement(s)) with each of Ms. Donovan and Messrs. Bennett and Ivie to reinforce and encourage the continued attention and dedication of these executives to their assigned duties, notwithstanding the potential impact a strategic transaction could have on their respective careers or positions.
     The Retention Bonus Agreements were designed to provide each executive with an incentive to remain with us through February 29, 2008 and to further reward each executive in the event we are able to successfully complete a strategic transaction. In addition, in the event we successfully complete a strategic transaction and if so desired by the successor company, the Retention Bonus Agreements also provide an incentive for each executive to remain employed for a period of time following the close of that strategic transaction.
     For the purposes of the Retention Bonus Agreements, a “strategic transaction” includes (i) a transaction or series of related transactions whereby, we directly or indirectly, acquire control of, or a significant interest in, another entity having an enterprise value of greater than $50,000,000, as determined by our board of directors; or (ii) a transaction or series of related transactions whereby, directly or indirectly, control of, or a significant interest in (other than solely a secured interest in us through a debt transaction), us or any of our businesses or assets is transferred for consideration, including, without limitation, a sale, acquisition or exchange of stock or assets, a lease or license of assets, or a merger, consolidation or reorganization, tender offer, leveraged buyout, “going private” transaction or other extraordinary corporate transaction or business combination involving us, including any such transaction in which our equity securities not held by Philips are acquired by a third-party provided, however, that a secured interest in us or any of our businesses or assets arising solely from a debt transaction will not be considered to be a strategic transaction.
     Notwithstanding the foregoing, a strategic transaction does not include a transaction described above with any of our affiliates or an affiliate of any holder of more than 50% of our capital stock.

     Under the terms of their respective Retention Bonus Agreements, Ms. Donovan and Messrs. Bennett and Ivie will each be entitled to potentially receive an amount equal to 150% of their respective target bonus amounts under the 2007 Management Incentive Plan (Retention Bonus). Our board of directors believes that the amounts potentially payable under the Retention Bonus Agreements, equal in each case to approximately 67.5% of the named executive officer’s annual base salary, are reasonable and appropriate to achieve the objectives described above, and are consistent with our overall compensation philosophy and objectives as described previously in this report.
—Service-Based Payment
     50% of this Retention Bonus will become payable upon the earlier of (i) February 29, 2008 or (ii) completion of a strategic transaction; provided in each case that the named executive officer remains continuously employed with us through such time. However, in the event that the named executive officer is terminated without “cause” (as defined in their respective employment agreements with us) prior to the date the service-based payment would otherwise be payable, all or a portion of the service-based payment may be paid to that named executive officer, if, upon recommendation of our President and Chief Executive Officer, the payment is approved by our board of directors
—Success-Based Payment
     The remaining 50% of the Retention Bonus will become payable if we successfully complete a strategic transaction and (i) the named executive officer remains continuously employed by us (or the successor company as the case may be) for the 90-day period immediately following the closing of the strategic transaction; or (ii) the named executive officer experiences an “involuntary termination without cause” at any time during the 90-day period immediately following the closing of the strategic transaction.
     For purposes of the Retention Bonus Agreements, an “involuntary termination without cause” means the named executive officer’s (a) involuntary termination of employment by us other than for “cause” (as defined in the respective named executive officer’s employment agreement with us) or (b) resignation due to relocation of the named executive officer’s principal worksite to a location more than 25 miles from his or her existing worksite.
     Payment of any portion of the amounts potentially due under the Retention Bonus Agreements are conditioned upon each named executive officer’s execution of an irrevocable release of claims against us. In addition, under the terms of the Retention Bonus Agreements, Ms. Donovan and Messrs. Bennett and Ivie relinquished certain rights to long term incentive compensation included in their employment agreements with us.
     The following table sets forth the payments each such named executive officer could potentially receive under the terms of his or her respective Retention Bonus Agreement:

	Service-Based	Success-Based	Total Payment
Name	Payment ($)	Payment ($)	Amount ($)
Kathleen Donovan	126,563	126,563	253,126
R. Scott Bennett	81,000	81,000	162,000
Mark Ivie	77,963	77,963	155,926
     As the Retention Bonus Agreements were entered into during the 2007 calendar year, the amounts that may be potentially earned by the named executive officers are not reflected in the “Grants of Plan Based Awards Table” below.

Benefits and Perquisites
Benefits
     We maintain broad-based benefits that are provided to all full-time employees, including health and dental insurance, life and disability insurance and our 401(k) plan. Certain of these benefits require employees to pay a portion of the premium. These benefits are offered to our named executive officers, other than Mr. Hoffmann and our former President, on the same basis as all other employees, except that we provide, and pay the premiums for, additional long term disability and life insurance coverage for those named executive officers. Mr. Hoffmann does not receive any of these benefits under the terms of our engagement with Nightingale. Our former President is no longer employed by us and therefore does not receive any of these benefits other than medical coverage as described below under “Separation Agreement with Mr. Lavelle.”
     All full-time employees other than those who own 5% or more of our common stock are eligible to participate in our Employee Stock Purchase Plan. Our Employee Stock Purchase Plan provides that participants may authorize us to withhold up to 10% of their earnings (up to a maximum of $25,000) for the purchase of shares of our common stock. The purchase price of our common stock is determined by the Compensation Committee but shall not be less than 85% of the fair market value of our common stock on the date of purchase. Our board of directors indefinitely suspended participation in our Employee Stock Purchase Plan in June 2004.
Perquisites or Other Personal Benefits
     With the exception of our former President, our named executive officers are entitled to few perquisites or other personal benefits that are not otherwise available to all of our employees. In 2006, we provided premium payments for additional long term disability and life insurance coverage to our named executive officers other than Mr. Hoffmann.
     Additional compensation provided to Nightingale for Mr. Hoffmann’s services (including certain travel and living expenses associated with his engagement by us) and our former President (including country club dues, automobile allowances and airline club memberships) are detailed below in our “Summary Compensation Table.”
     These perquisites or other personal benefits represent a relatively modest portion of each named executive officer’s compensation. We do not anticipate any significant changes to the perquisites or other personal benefits levels of our named executive officers for 2007.

Compensation of our President and Chief Executive Officer
     As a result of allegations that we had engaged in improper billing practices, our board of directors appointed Howard S. Hoffmann as our Chief Executive Officer in July 2004. Our board of directors based its decision to retain Mr. Hoffmann’s services based upon Mr. Hoffmann’s extensive financial, operational and managerial experience, including financial and operational restructurings, in a wide range of industries. In connection with his appointment, we entered into a letter agreement with Nightingale, dated as of July 29, 2004 and amended as of December 16, 2004, September 25, 2006 (September 2006 Letter Agreement), January 8, 2007 (January 2007 Letter Agreement) and September 19, 2007, pursuant to which Nightingale assigns the services of Mr. Hoffmann to us to serve as our Chief Executive Officer. With the departure of our former President in May 2007, our board of directors appointed Mr. Hoffmann to the additional position of President in June 2007. Mr. Hoffmann will serve as our President and Chief Executive Officer through February 29, 2008 pursuant to the terms of our agreement with Nightingale. Our board of directors is responsible for monitoring and reviewing the performance of Mr. Hoffmann on an ongoing basis.
     In structuring Nightingale’s compensation for Mr. Hoffmann’s services, our board of directors attempted to align Nightingale’s interests with the successful implementation and achievement of our corporate objectives, including achieving corporate operational improvements and bringing current our required reporting obligations with the SEC. Based on this objective, the compensation for Mr. Hoffmann’s services consists of fixed monthly cash payments and cash bonuses payable upon our achievement of certain corporate operational improvements. Our board of directors believes that the amount of these fixed and contingent cash payments are appropriate and reasonable in light of Mr. Hoffmann’s experience and the challenges associated with his role as our President and Chief Executive Officer.
     We currently pay to Nightingale the sum of $120,000 per month for Mr. Hoffmann’s service as our President and Chief Executive Officer. In addition, we reimburse Nightingale for any out-of-pocket expenses incurred by Mr. Hoffmann in the course of his service as our President and Chief Executive Officer. Examples of such out-of-pocket expenses include transportation, meals, lodging, telephone, specifically assignable secretarial and office assistance, and report production. Upon the completion of his service as our President and Chief Executive Officer, if we decide to retain Mr. Hoffmann services as a consultant, we will pay Nightingale $525 per hour for his services.
2006 Discretionary Bonus
     The September 2006 Letter Agreement provided that Nightingale may be entitled to an additional discretionary bonus payment of up to $240,000 in connection with Mr. Hoffmann’s service to us in 2006 as our Chief Executive Officer (2006 CEO Discretionary Bonus). In addition, the September 2006 Letter Agreement and the January 2007 Letter Agreement provided that the amount of the 2006 CEO Discretionary Bonus, if any, that Nightingale could receive would be decided by a special committee of our board of directors. This committee determined that Nightingale was entitled to $120,000 of the 2006 CEO Discretionary Bonus, which was paid on November 6, 2007. Nightingale shall not be entitled to any additional payments pursuant to the 2006 CEO Discretionary Bonus.

2007 First Half Performance Bonus
     On November 6, 2007, Nightingale was paid a performance related bonus payment of $200,000, in connection with Mr. Hoffmann’s service to us from January 1, 2007 through June 30, 2007 as our Chief Executive Officer (2007 First Half Performance Bonus). Pursuant to the January 2007 Letter Agreement, the amount of the 2007 First Half Performance Bonus was decided by a special committee of our board of directors. This committee determined that Nightingale was entitled to $200,000 of the 2007 First Half Performance Bonus, which could have been as high as $480,000 pursuant to the January 2007 Letter Agreement. Nightingale shall not be entitled to any additional payments pursuant to the 2007 First Half Performance Bonus.
2007 Second Half Performance Bonus
     Nightingale may be entitled to an additional performance related bonus payment of up to $240,000, which will be paid following the close of our 2007 fiscal year but no later than January 15, 2008, in connection with Mr. Hoffmann’s service to us from July 1, 2007 through December 31, 2007 as our President and Chief Executive Officer (2007 Second Half Performance Bonus). The amount, if any, of the 2007 Second Half Performance Bonus that Nightingale is to receive will be based on the achievement of certain operational objectives that have been established by our board of directors and Nightingale.
Engagement Bonus
     Nightingale shall receive an engagement completion bonus in the amount of $132,500 if Mr. Hoffmann serves as our President and Chief Executive Officer from July 1, 2007 through February 29, 2008 (Engagement Completion Bonus). We will pay Nightingale the Engagement Completion Bonus in a lump sum within 10 business days following the earliest to occur of:
•	the termination of Nightingale’s engagement with us, including the retention of Mr. Hoffmann as our President and Chief Executive Officer (or any successor to its business) following the closing of a Strategic Transaction (as defined below), or

•	February 29, 2008, provided that Mr. Hoffmann has continuously served as our President and Chief Executive Officer through that date.
     In the event of the termination of Nightingale’s engagement with us, including the retention of Mr. Hoffmann as our President and Chief Executive Officer, prior to the earlier to occur of the closing of a Strategic Transaction or February 29, 2008, the amount of the Engagement Completion Bonus due to the Nightingale, if any, shall be at the discretion and subject to the approval of our board of directors.
Strategic Transaction Bonus
     Nightingale may receive a bonus (Success-Based Bonus) in the amount of $132,500, if a Strategic Transaction is closed and either:
•	Mr. Hoffmann continues to serve as our President and Chief Executive Officer for the 90 day period immediately following the closing of a Strategic Transaction (Post-Closing Period), or

•	Nightingale’s engagement with us (or any successor to its business), including the retention of Mr. Hoffmann as our President and Chief Executive Officer (or any successor to its business), is terminated upon the closing of a Strategic Transaction or at any time during the Post-Closing Period.

     A “Strategic Transaction” includes:
•	a transaction or series of related transactions whereby the Company, directly or indirectly, acquires control of, or a significant interest in, another entity having an enterprise value of greater than $50,000,000, as determined by our board of directors (an Acquisition Transaction); or

•	a transaction or series of related transactions whereby, directly or indirectly, control of, or a significant interest in (other than solely a secured interest in us through a debt transaction), us or any of our businesses or assets is transferred for consideration, including, without limitation, a sale, acquisition or exchange of stock or assets, a lease or license of assets, or a merger, consolidation or reorganization, tender offer, leveraged buyout, “going private” transaction or other extraordinary corporate transaction or business combination involving us, including any such transaction in which our equity securities not held by Philips and its affiliates are acquired by a third-party; provided, however, that a secured interest in us or any of our businesses or assets arising solely from a debt transaction will not be considered to be a Strategic Transaction (Sale Transaction).
     Notwithstanding the foregoing, a Strategic Transaction does not include a Sale Transaction or Acquisition Transaction with any of our affiliates or an affiliate of any holder of more than 50% of our capital stock.
     We will pay the Success-Based Bonus to Nightingale in a lump sum within 10 business days following the closing of a Strategic Transaction and the earliest to occur of the completion of the Post-Closing Period or the termination of Nightingale’s engagement with us (or any successor to its business), including the retention of Mr. Hoffmann as our President and Chief Executive Officer (or any successor to its business).
          For purposes of both the Engagement Completion Bonus and the Success-Based Bonus, Nightingale’s engagement with us, including the retention of Mr. Hoffmann as our President and Chief Executive Officer, shall not be deemed to have been terminated because Mr. Hoffmann ceases to be our President and Chief Executive Officer and becomes the President and Chief Executive Officer of any successor to our business following the completion of a Strategic Transaction on terms and conditions acceptable to such company and Nightingale.
Tax and Accounting Considerations Affecting Executive Compensation
     We structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. However, while it is the Compensation Committee and our board of directors’ general intention to design the components of our executive compensation program in a manner that is tax efficient for both us and our executives, there can be no assurance that the Compensation Committee or our board of directors will always approve compensation that is tax advantageous for us.
     We endeavor to design our equity incentive awards conventionally, so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards.

Report of the Compensation Committee
     We, the Compensation Committee of the board of directors of MedQuist Inc., have reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, we recommend to the board of directors that the “Compensation Discussion and Analysis” set forth above be included in this Proxy Statement.
Compensation Committee of the Board of Directors:
John H. Underwood, Chairman
N. John Simmons, Jr.
Richard H. Stowe
November 7, 2007
The preceding Report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

Compensation of our Named Executive Officers
Summary Compensation Table
     The following table sets forth summary information concerning compensation of our named executive officers for the year ended December 31, 2006.

					Non-Equity
					Incentive Plan	All Other
Name and		Salary	Bonus[3]		Compensation	Compensation[6]	Total
Principal Position	Year	($)	($)		($)	($)	($)
Howard S. Hoffmann,	2006	—	—		—	2,029,273	2,029,273
President and Chief Executive Officer
Kathleen E. Donovan,	2006	375,000	134,375	[4]	—	5,132	514,507
Senior Vice President and Chief Financial Officer
Frank Lavelle,[2]	2006	500,000	125,000		—	30,617	655,617
Former President
R. Scott Bennett,	2006	240,000	54,000	[5]	—	1,879	295,879
Senior Vice President of Sales and Marketing
Mark Ivie,	2006	225,000	45,000		—	3,427	273,427
Chief Technology Officer

1	-	We named Mr. Hoffmann our Chief Executive Officer on July 30, 2004 and President on June 14, 2007.

2	-	Mr. Lavelle left our employment on May 14, 2007.

3	-	Except with regard to Ms. Donovan and Mr. Bennett, the amounts reported in this column represent bonuses awarded to each executive with respect to the executive’s performance during 2006 as determined in the discretion of our board of directors. Each bonus was paid in 2007.

4	-	$50,000 of the amount reported represents a portion of Ms. Donovan’s signing bonuses earned and paid during 2006 pursuant to her employment agreement. The remaining $84,375 represents a bonus awarded to Ms. Donovan at the discretion of our board of directors related to her performance during 2006. This bonus was paid in 2007.

5	-	This amount represents the bonus paid to Mr. Bennett pursuant to his employment agreement for his performance during 2006.

6	-	The amounts reported in this column represent the following:

			Long Term
	Company	Group Life	Disability
	Matching	Insurance	Insurance		Other
	401(k)	Premium	Premium	Other	Contractual
	Contributions	Cost	Cost	Perquisites	Payments
Name	($)	($)	($)	($)	($)(c)	Total
Howard S. Hoffmann	—	—	—	22,821 [a]	2,006,452	2,029,273
Kathleen E. Donovan	2,734	959	1,439	—	—	5,132
Frank Lavelle	5,500	1,213	1,684	22,220 [b]	—	30,617
R. Scott Bennett	—	751	1,128	—	—	1,879
Mark Ivie	1,641	728	1,058	—	—	3,427

a	-	This amount consists of reimbursements paid to Nightingale for lodging expenses, mileage, toll and parking expenses, and certain other miscellaneous living expenses incurred by Mr. Hoffmann during his engagement as our Chief Executive Officer in 2006.

b	-	Mr. Lavelle’s other perquisites consist of automobile allowances, country club dues and airline club memberships.

c	-	For the year ended December 31, 2006, the amount shown as Other Contractual Payments made to Mr. Hoffmann consist of (i) payments of $1,870,000 to Nightingale, the primary purpose of which was to compensate Nightingale for Mr. Hoffmann’s services as our Chief Executive Officer, (ii) a payment to Nightingale of $120,000 for the 2006 CEO Discretionary Bonus paid on November 6, 2007 and (iii) additional payments totaling $16,452 to Nightingale, which represents certain reimbursable business related expenses incurred by Mr. Hoffmann in his capacity as our Chief Executive Officer during 2006.
Grants of Plan-Based Awards
     The following table sets forth each grant of an award made to each named executive officer for the year ended December 31, 2006.

	Estimated Possible Payouts Under			Estimated Possible Payouts Under
	Non-Equity Incentive Plan Awards[1]			Equity Incentive Plan Awards
	Threshold	Target	Maximum	Threshold	Target	Maximum
	($)	($)	($)	($)	($)	($)]
Howard S. Hoffmann	—	—	—	—	—	—
Kathleen E. Donovan	50,625	168,750	253,125	—	—	—
Frank Lavelle	75,000	250,000	375,000	—	—	—
R. Scott Bennett	32,400	108,000	162,000	—	—	—
Mark Ivie	27,000	90,000	135,000	—	—	—

1	-	Includes the 2006 threshold, target and maximum payouts designated under the 2006 Plan discussed above in the “Compensation Discussion and Analysis” section. As discussed in that section, for a participant to receive his or her threshold annual incentive award for 2006, we had to achieve at least 95% of our operating income target and 98% of our net revenues target. We did not meet these minimum thresholds. Accordingly, no cash bonus was earned or paid under the 2006 Plan.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
     Other than our agreement with Nightingale, we have written employment agreements with each of our named executive officers that provide for the payment of base salary and for each named executive officer’s participation in bonus programs and employee benefit plans. Additionally, pursuant to the terms of their respective employment agreements, Ms. Donovan and Messrs. Bennett and Ivie received the Special Option Award described above in the “Compensation Discussion and Analysis” on October 4, 2007, which was the date we became current in our reporting obligations under the Exchange Act. The Grants of Plan Based Awards Table does not include the Special Option Awards as these grants occurred following the completion of our fiscal year ended December 31, 2006.
     Our agreement with Nightingale contains unique terms as a result of the nature of its engagement by us, all of which are discussed in detail above.
     In addition, each agreement other than our agreement with Nightingale specifies payments and benefits that would be due to such named executive officer upon the termination of his or her employment with us. See “Potential Payments Upon Termination or Change-In-Control” below, for additional information regarding amounts payable upon termination to each of our named executive officers other than Mr. Hoffmann.

Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested During Last Fiscal Year
     As of December 31, 2006, none of our named executive officers had ever received a grant of equity awards from us. As discussed above in the “Compensation Discussion and Analysis,” on October 4, 2007, Ms. Donovan and Messrs. Bennett and Ivie were granted options to purchase 80,000, 60,000 and 60,000 shares of our common stock, respectively. Each option has an exercise price of $11.20, will vest in equal annual installments over five years beginning on the first anniversary of the date of grant, and will expire on October 4, 2017. As of the date of this Proxy Statement, no portion of these option awards were exercisable by the named executive officer.
Pension Benefits
     None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
     None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Potential Payments Upon Termination or Change-In-Control
     The following is a discussion of payments and benefits that would be due to each of our named executive officers, other than Mr. Hoffmann and our former President, upon the termination of his or her employment with us. The amounts in the table below assume that each termination was effective as of December 29, 2006 (the last business day of 2006) and are merely illustrative of the impact of a hypothetical termination of each executive’s employment. The amounts to be payable upon an actual termination of employment can only be determined at the time of such termination based on the facts and circumstances then prevailing.
     Payments to be made to Nightingale upon the termination of our agreement with Nightingale, upon the termination of Mr. Hoffmann’s services to us or in the event we experience a change in control are described above under the heading “Executive Compensation; Compensation of our President and Chief Executive Officer” beginning on page ___.
     The actual payments made, or to be made, to our former President as a result of his resignation as our President, effective May 14, 2007, are described below under the caption “Separation Agreement with Mr. Lavelle.”

Severance Payments
     Under the terms of their respective employment agreements, Ms. Donovan and Messrs. Bennett and Ivie will be entitled to the following severance payments in the event he or she is terminated “without cause” (as defined below): (1) continuation of the named executive officer’s then current base salary for a period of 12 months and (2) a payment equal to the average of the last three annual bonuses received by the named executive officer under our annual Management Incentive Plan (provided that, in the event the named executive officer has not been employed by us for at least three full years at the time of termination of employment, then the average of the last two years will apply, and in the event the named executive officer has not been employed by us for at least two full years at the time of termination, then the named executive officer’s target bonus will be paid).
     In order to receive the severance payments described above, each named executive officer is required to execute and deliver a general release of claims against us.
     As used in their respective employment agreements, the term “cause” means the occurrence of any of the following: (1) the named executive officer’s refusal, willful failure or inability to perform (other than due to illness or disability) his or her employment duties or to follow the lawful directives of his or her superiors; (2) misconduct or gross negligence by the named executive officer in the course of employment; (3) conduct of the named executive officer involving fraud, embezzlement, theft or dishonesty in the course of employment; (4) a conviction of or the entry of a plea of guilty or nolo contendere to a crime involving moral turpitude or that otherwise could reasonably be expected to have an adverse effect on our operations, condition or reputation; (5) a material breach by the named executive officer of any agreement with or fiduciary duty owed to us or (6) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription.
Applicable Restrictive Covenants
     Each of Ms. Donovan and Mr. Ivie are bound by certain non-competition and non-solicitation covenants which extend for a period of two years following termination of employment for any reason. Mr. Bennett is bound by substantially similar covenants for a period of 12 months following termination of employment for any reason.
Change of Control
     Upon a “change of control” (as defined below), any unvested options granted to Ms. Donovan and Messrs. Bennett and Ivie pursuant to the Special Option Awards will become fully vested and will become exercisable by the named executive officer following the six-month anniversary of the change of control.
     For purposes of their respective employment agreements, the term “change of control” will be deemed to have occurred upon the following: (1) a change within a 12-month period in the holders of more than 50% of our outstanding voting stock or (2) any other event deemed to constitute a “Change of Control” by our board of directors.

Retention Bonus Agreements
     As described above under the heading “Severance and Retention Agreements,” Ms. Donovan and Messrs. Bennett and Ivie are entitled to receive 50% of their Retention Bonus upon the earlier of February 29, 2008 and the completion of a strategic transaction and 50% of their Retention Bonus in the event that we successfully complete a strategic transaction and (i) the named executive officer remains continuously employed by us (or the successor company as the case may be) for the 90-day period immediately following the closing of the strategic transaction; or (ii) the named executive officer experiences an “involuntary termination without cause” at any time during the 90-day period immediately following the closing of the strategic transaction. These amounts are reflected in the table below under the column heading “Payments Under the Retention Bonus Agreement.”
     Assuming a termination “without cause” occurred on December 29, 2006 (the last business day of 2006), the payments to each of Ms. Donovan and Messrs. Bennett and Ivie had an estimated value of:

			Payments Under	Accelerated
	Salary		the Retention	Vesting of
	Continuation	Severance	Bonus	Special Option	Total
Name	($)	Bonus[1] ($)	Agreement[2] ($)	Awards[3] ($)	($)
Kathleen Donovan	375,000	168,750	253,126	—	796,876
R. Scott Bennett	240,000	108,000	162,000	—	510,000
Mark Ivie	225,000	90,000	155,926	—	470,926

1	-	As of December 29, 2006, none of these named executive officers would have completed two full years of employment with us, therefore, their severance is calculated using their target annual bonus amount rather than an average of prior years’ bonuses actually paid.

2	-	Although the Retention Bonus Agreements were entered into in 2007, for purposes of the table above, we have assumed that each officer had stayed the requisite amount of time to receive the service based payment under the Retention Bonus Agreements and that subsequently a strategic transaction occurred and the named executive officer experienced an involuntary termination without cause on December 29, 2006.

3	-	Although the Special Option Awards were granted in 2007, for purposes of the table above, we have assumed that a strategic transaction occurred and the named executive officer experienced an involuntary termination without cause on December 29, 2006. Pursuant to the terms of the Special Option Award, the accelerated options will not be exercisable until six months following the date that they become fully vested, or June 29, 2007 if the options became fully vested on December 29, 2007. Because the closing price per share of our common stock on June 29, 2007 ($9.11) was less than the exercise price per share of the Special Option Awards ($11.20), the value of the Special Option Award was zero as of the first day the Special Option Award would have been exercisable.
Separation Agreement with Mr. Lavelle
     We entered into a formal Separation and Release Agreement with Mr. Lavelle on June 28, 2007 (Separation Agreement). Pursuant to the terms of the Separation Agreement, Mr. Lavelle will be entitled to receive the following:
•	monthly payments for a period of 18 months following the termination date in an amount equal to the quotient obtained by dividing (x) the sum of (A) 1.5 times the base salary paid in the 12-month period preceding the termination date and (B) the total cash bonus paid in the 12-month period preceding the termination date, by (y) 18;

•	reimbursement for costs incurred in obtaining outplacement services, at a cost not to exceed $100,000; and

•	medical coverage following the date of termination until the earlier to occur of (i) the expiration of 18 months and (ii) the date on which Mr. Lavelle is eligible for coverage under a plan maintained by a new employer or a plan maintained by his spouse’s employer, at the level in effect on the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed by us from time to time for employees generally, as if Mr. Lavelle had continued in employment during such period.
     The following table summarizes the payments Mr. Lavelle will be entitled to receive pursuant to the terms of the Separation Agreement.

	Payment
	Amount ($)
Severance Payment	875,000
Outplacement Services	100,000	[1]
Medical (including dental and vision)	10,142	[2]

1	-	Represents the maximum amount that we are obligated to reimburse Mr. Lavelle for expenses incurred in obtaining outplacement services.

2	-	This amount represents our portion of the premium payments for 18 months of medical coverage (includes dental and vision).
     In addition, the Separation Agreement provides that Mr. Lavelle will be bound by the non-competition and non-solicitation covenants set forth in his employment agreement for a period of 18 months following his termination of employment. The Separation Agreement also provides that Mr. Lavelle releases us from claims arising or occurring on or prior to the date of the Separation Agreement.

Certain Relationships and Related Transactions
Majority Shareholder
     On July 6, 2000, Philips completed a tender offer in which Philips acquired approximately 60% of our outstanding common stock. Subsequent to the completion of that tender offer, Philips increased its ownership position and currently owns approximately 69.6% of our outstanding common stock. As noted above, as a result of Philips’ ownership position, we would be considered to be a “controlled company” if we were listed on a stock exchange, such as The NASDAQ Stock Market LLC.
Governance Agreement
     We are party to a Governance Agreement with Philips. The terms of the Governance Agreement are described above under the heading “Governance of the Company” beginning on page ___.
Nightingale
     On July 30, 2004, our board of directors appointed Howard S. Hoffmann to serve as our Chief Executive Officer. On June 14, 2007, our board of directors appointed Mr. Hoffmann as our President. In connection with his appointment, we entered into a letter agreement with Nightingale, dated as of July 29, 2004 and amended as of December 16, 2004, September 25, 2006, January 8, 2007 and September 19, 2007, pursuant to which Nightingale assigns the services of Mr. Hoffmann to us to serve as our President and Chief Executive Officer. Mr. Hoffmann serves as the Managing Partner of Nightingale. Mr. Hoffmann will serve as our President and Chief Executive Officer through February 29, 2008 pursuant to the terms of the agreement. Amounts paid to Nightingale in connection with Mr. Hoffmann’s service as our President and Chief Executive Officer are described above under the heading “Executive Compensation; Compensation of our President and Chief Executive Officer” beginning on page ___.
     Our letter agreement with Nightingale also permits us to engage personnel employed by Nightingale in addition to Mr. Hoffmann to provide consulting services to us from time to time. Pursuant to this arrangement, we incurred the following costs (dollars in thousands):

Nine Months Ended	Year Ended
September 30, 2007	December 31, 2006
$792	$976
Indemnification Agreements
     On August 23, 2007, we entered into indemnification agreements with Ms. Donovan and Messrs. Hoffmann, Brennan, Sullivan, Ivie, Clark and Bennett. Each indemnification agreement provides, among other things, that to the extent permitted by New Jersey law, we will indemnify the executive officer against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in conjunction with any suit in which he or she is a party or otherwise involved as a result of his or her service as an executive officer.

Licensing Agreement
     In connection with Philips’ tender offer, we entered into a Licensing Agreement with Philips Speech Recognition Systems GmbH f/k/a Philips Austria GmbH, Philips Speech Processing, a Republic of Austria corporation (PSP) on May 22, 2000 (Licensing Agreement). The Licensing Agreement was subsequently amended by the parties as of January 1, 2002, February 23, 2003, August 10, 2003, September 1, 2004, December 30, 2005 and February 13, 2007.
     Under the Licensing Agreement, we license from PSP its SpeechMagic speech recognition and processing software, including any updated versions of the software developed by PSP during the term of the License Agreement (Licensed Product), for use by us anywhere in the world. We pay a fee for use of the Licensed Product based upon a per line fee for each transcribed line of text processed through the Licensed Product. Upon the expiration of its initial term on June 28, 2005, the Licensing Agreement was renewed for an additional five year term. PSP may terminate the Licensing Agreement for cause immediately in the event that we:
•	default in any payment due to PSP and the default continues for a period of 30 business days after written notice to us;

•	fail to perform any material obligation, duty or responsibility or are in default with any material term or condition of the Licensing Agreement and the default continues for a period of 30 business days after written notice to us; or

•	become insolvent or file for bankruptcy.
     We may terminate the Licensing Agreement for cause immediately in the event that PSP:
•	fails to perform any material obligation, duty or responsibility or is in default with any material term or condition of the Licensing Agreement and the default continues for a period of 30 business days after written notice to PSP; or

•	becomes insolvent or files for bankruptcy.
     Either PSP or we may terminate the Licensing Agreement for any reason upon at least two years prior written notice to the other party.
     We may purchase, license or use a product competing with the Licensed Product during the term of the Licensing Agreement provided we give PSP at least three months prior written notice and the opportunity to submit to us a commercially and technologically competitive offer. We, however, have no obligation to accept such an offer. PSP is not prohibited from granting a license for the Licensed Product or any similar products to any of our competitors that provide outsourced medical transcription services in North America.
     In connection with the Licensing Agreement, we have a consulting arrangement with PSP whereby PSP assists us with the integration of its speech and transcription technologies. We incurred the following aggregate costs under the Licensing Agreement and this consulting arrangement (dollars in thousands):

Nine Months Ended	Year Ended
September 30, 2007	December 31, 2006
$1,747	$2,393
OEM Supply Agreement
     On September 21, 2007, we entered into an Amended and Restated OEM Supply Agreement with PSP (OEM Agreement). The OEM Agreement amends and restates the OEM Supply Agreement we had entered into with PSP dated September 23, 2004.
     Pursuant to the OEM Agreement, we purchased a co-ownership interest in all right and interest in and to SpeechQ for Radiology together with its components, including object and source code for the SpeechQ for Radiology application and the SpeechQ for Radiology integration SDK (collectively, the Product), but excluding the Licensed Product which continues to be licensed under the Licensing Agreement described above. Additionally, the OEM Agreement provides us with the exclusive right in the United States, Canada and certain islands of the Caribbean (Exclusive Territory) to sell, service and deliver the Product. In addition, PSP will not for the term of the OEM Agreement release a front-end multi-user reporting solution (including one similar to the Product) in the medical market in the Exclusive Territory nor will it directly authorize or assist any of its affiliates to do so either; provided that the restriction does not prevent PSP’s affiliates from integrating SpeechMagic within their general medical application products. The OEM Agreement further provides that we shall make payments to PSP for PSP’s development of an interim version of the software included in the Product (the Interim Version). Except for the Interim Version which we and PSP will co-own, the OEM Agreement provides that any improvements, developments or other enhancements either we or PSP makes to the Product (collectively, Improvements) shall be owned exclusively by the party that developed such Improvement. Each party has the right to seek patent or other protection of the Improvements it owns independent of the other party.
          The term of the OEM Agreement extends through June 30, 2010 and will automatically renew for an additional three year term provided that we are in material compliance with the OEM Agreement as of such date. If PSP decides to discontinue all business relating to the Product in the Exclusive Territory on or after June 30, 2010, PSP can effect such discontinuation by terminating the OEM Agreement by providing us with six months’ prior written notice of such discontinuation, provided the earliest such notice can be delivered is June 30, 2010. Either party may terminate the OEM Agreement for cause immediately in the event that a material breach by the other party remains uncured for more than 30 days following delivery of written notice or in the event that the other party becomes insolvent or files for bankruptcy.
     We incurred the following aggregate costs under the OEM Agreement and its predecessor, the OEM Supply Agreement, (dollars in thousands):

Nine Months Ended	Year Ended
September 30, 2007	December 31, 2006
$1,865	$1,429
Equipment Sales
     We purchase dictation related equipment from Philips. We incurred the following costs for such equipment (dollars in thousands):

Nine Months Ended	Year Ended
September 30, 2007	December 31, 2006
$613	$878
Insurance Coverage through Philips
     We obtain all of our business insurance coverage (other than workers’ compensation) through Philips. We incurred the following costs for business insurance coverage (dollars in thousands):

Nine Months Ended	Year Ended
September 30, 2007	December 31, 2006
$1,682	$1,601
Purchasing Agreements
     We enter into annual letter agreements with Philips Electronics North America Corporation (PENAC), an affiliate of Philips, to purchase products and services from certain suppliers under the terms of the prevailing agreements between such suppliers and PENAC (Philips Supply Agreements). We incurred the following service fees for use of the Philips Supply Agreements (dollars in thousands):

Nine Months Ended	Year Ended
September 30, 2007	December 31, 2006
$30	$30
Purchases of Products and Implementation Services
     From time to time Philips purchases certain products and implementation services from us. We have recorded net revenues from Philips in the following amounts pursuant to this arrangement (dollars in thousands):

Nine Months Ended	Year Ended
September 30, 2007	December 31, 2006
—	$26
Our Policies Regarding Related Party Transactions
Transactions with Philips
     Pursuant to the Governance Agreement, our board of directors established the Supervisory Committee, which is responsible, among other things, for (i) the general oversight, administration, amendment and enforcement, on behalf of us, of the Governance Agreement and the Licensing Agreement, and (ii) the entry into, general oversight, administration, amendment and enforcement, on behalf of us, of any other agreements or arrangements between us or any of our subsidiaries, on the one hand, and Philips and any of its subsidiaries (as defined in the Governance Agreement) on the other hand, which would be required pursuant to Regulation S-K promulgated by the SEC to be disclosed in a registration statement filed under the Securities Act or in a proxy statement or other report filed under the Exchange Act (Audit Committee Reviewable Transactions). All transactions with Philips referenced above have been approved by the Supervisory Committee.

Transactions with Other Related Parties
     In August 2007 our board of directors adopted a written policy which charges the Audit Committee with the responsibility of approving or ratifying all related party transactions other than those between us and Philips. According to the policy, a “related party transaction” is a transaction between us and any related party other than (i) transactions available to all of our employees generally, (ii) transactions involving less than $5,000 when aggregated with all similar transactions and (iii) transactions with Philips that are subject to the approval of the Supervisory Committee as described above. A “related party,” according to the policy, is any one of the following:
•	Any of our executive officers or directors;

•	Any shareholder owning more than 5% of our stock;

•	Any person who is an immediate family member of our executive officers or directors; or

•	Any entity in which any of the above has a substantial ownership interest or control.
     The Retention Bonus Agreements we entered into with each of Ms. Donovan and Messrs. Bennett and Ivie as well as the September 19, 2007 amendment of our letter agreement with Nightingale dated July 29, 2004 have been approved pursuant to the policy set forth above. Since the adoption of the policy set forth above there have been no transactions that would be subject to the policy that have not been approved pursuant to the policy.

Requirements for Advance Notification of Nominations
and Shareholder Proposals
Advance Notice Requirements for Shareholder Proposals for Next Year’s Annual Meeting
     The deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy card for next year’s annual meeting of shareholders pursuant to Rule 14a-5(e) of the Exchange Act is                      (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed to shareholders (as stated on page 1 of this Proxy Statement)).
     A shareholder may wish to have a proposal presented at next year’s annual meeting of shareholders, but not to have such proposal included in our proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us by                      (which is 45 calendar days before the anniversary of the date this Proxy Statement was first mailed to shareholders (as stated on page 1 of this Proxy Statement)), then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the individuals named in the proxies solicited on behalf of our board of directors for use at our next annual meeting of shareholders will have the right to exercise discretionary voting authority as to such proposal.
Advance Notice Requirements for Shareholder Nominations for Next Year’s Annual Meeting
     Nominations for election to our board of directors at next year’s annual meeting must be received by                      to be considered by our Nominating Committee and must be accompanied by (i) such information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the Exchange Act (ii) a description of any arrangements or understandings between the recommending shareholder(s) and each nominee and any other person or entity with respect to such nomination and (iii) the consent of each nominee to serve as a director if elected.
Other Requirements
     You also must comply with all applicable requirements of the Exchange Act for nominations of directors and proposals of business to be conducted at shareholder meetings. If you have not complied with the procedures described above, the chairman of the meeting may refuse to acknowledge your nomination or proposal. These procedures will not be deemed to affect any of your rights under Rule 14a-8 under the Exchange Act to request inclusion of proposals in our proxy statements.
Change in the Date of Next Year’s Annual Meeting
     If our board of directors selects a date for next year’s annual meeting of shareholders that is more than 30 calendar days before or after the date that is one year after the date of the Annual Meeting, we will inform you of the change and include the new dates by which (i) shareholder proposals must be submitted to us for inclusion in our proxy statement and form of proxy card for next year’s annual meeting of shareholders and (ii) shareholder proposals must be received to not be considered to be “untimely,” in our first Quarterly Report on Form 10-Q following the change.

Householding of Annual Meeting Materials
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact Mark R. Sullivan, our Corporate Secretary at the following address or telephone number: 1000 Bishops Gate Blvd, Suite 300, Mount Laurel, NJ 08054, (856) 206-4000. If you want to receive separate copies of our proxy statement or the annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

MedQuist Inc.
2007 Annual Meeting of Shareholders — __________, 2007
SOLICITED ON BEHALF OF THE COMPANY AND APPROVED
BY THE BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints Howard S. Hoffmann, Kathleen E. Donovan and Mark R. Sullivan, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to appear at the Annual Meeting of Shareholders of MedQuist Inc. to be held on                     , 2007 and at any postponement or adjournment thereof, and to vote all of the shares of MedQuist Inc. that the undersigned is entitled to vote, with all powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as follows:

ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR:

Clement Revetti, Jr.,	FOR	☐	WITHHOLD AUTHORITY	☐
Stephen H. Rusckowski	FOR	☐	WITHHOLD AUTHORITY	☐
Gregory M. Sebasky	FOR	☐	WITHHOLD AUTHORITY	☐
Scott M. Weisenhoff	FOR	☐	WITHHOLD AUTHORITY	☐
[Independent Director #1]	FOR	☐	WITHHOLD AUTHORITY	☐
[Independent Director #2]	FOR	☐	WITHHOLD AUTHORITY	☐
[Independent Director #3]	FOR	☐	WITHHOLD AUTHORITY	☐
(Please date and sign on reverse side)

This space intentionally left blank

     This proxy, when properly executed, will be voted as directed. If no directions to the contrary are indicated, the proxy agents intend to vote FOR the election as director of the nominees named on this proxy card.
     A majority of the proxy agents present and acting in person, or by their substitutes (or if only one is present and acting, then that one) may exercise all the powers conferred hereby. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO ALL OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
     Receipt of the Company’s Annual Report and the Notice of the Annual Meeting and Proxy Statement relating thereto is hereby acknowledged.

Date:	, 2007

Signature (s)
Please sign your name exactly as it appears hereon, indicating any official position or representative capacity. If Shares are registered in more than one name, all owners must sign.
PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

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